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                                                                       Exhibit 4


                           FIRST NATIONAL CORPORATION

                             1999 STOCK OPTION PLAN


         1. Purpose of Plan. This 1999 Stock Option Plan (the "Plan") has been established by First National Corporation ("First National") (i) to attract and retain persons eligible to participate in the Plan; (ii) to motivate participants, by means of appropriate incentives, to achieve long-term goals;
(iii) to provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) to further identify participants' interests with those of the Company's other shareholders.

         2. Shares Subject to Plan. The options granted under this Plan will be options to acquire shares of First National's common stock, $2.50 par value. The maximum number of shares that may be issued pursuant to this Plan is 400,000. The maximum number of shares that may be issued pursuant to options that are intended to be Incentive Stock Options shall be 310,000 shares. The maximum number of shares that may be issued to directors pursuant to Section 5 is 90,000.

         3. Administration of Plan. The Compensation Committee (the "Committee") of First National's Board of Directors will administer the Plan.

         The Committee, in addition to any other powers granted to it hereunder, shall have the powers, subject to the expressed provisions of the Plan:

                  (a) in its discretion, to determine the Employees (defined in Section 4(a) hereof) to receive options, the times when options shall be granted, the times when options may be exercised, the number of shares to be subject to each option, the exercise price of each option, and any restrictions on the transfer or ownership of shares purchased pursuant to an option;

                  (b) to determine the extent to which awards under the Plan will be structured to conform to the requirements applicable to performance-based compensation as described in Code section 162(m), and to take such action, establish such procedures, and impose such restrictions at the time such awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements;

                  (c) to change the provisions of Section 5 of the Plan, to specify different Grant Dates or numbers of options or otherwise, subject to the limitation on maximum number of shares as set forth in
         Section 2;

                  (d) to prescribe, amend and repeal rules and regulations of general application relating to the Plan;

                  (e) to construe and interpret the Plan;

                  (f) to require of any person exercising an option granted under the Plan, at the time of such exercise, the execution of any paper or making or any representation or the giving of any commitment that the Committee shall, in its discretion, deem necessary or advisable by reason of the securities laws of the United States or any State, or the execution of any paper or the payment of any sum of money in respect of taxes or the undertaking to pay or have paid any such sum that the Committee shall, in its discretion, deem necessary by reason of the Internal Revenue Code or any rule or regulation thereunder, or by reason of the tax laws of any State;

                  (g) to amend stock options previously granted and outstanding, but no amendment to any such agreement shall be made without the consent of the optionee if such amendment would adversely affect the rights of the optionee under his stock option agreement or would disqualify an "incentive stock option" (as defined in Section 422 of the Internal Revenue Code) (an "incentive stock option") from being such under the Internal Revenue Code; and no amendment shall be made to any stock option



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         agreement that would cause the inclusion therein of any term or provision inconsistent with the Plan; and

                  (h) to make all other determinations necessary or advisable for the administration of the Plan. Determinations of the Committee with respect to the matters referred to in this section shall be conclusive and binding on all persons eligible to participate under the Plan and their legal representatives and beneficiaries. The Committee shall have full authority to act with respect to the participation of any Employee, including any directors or officers, and nothing in the Plan shall be construed to be in derogation of such authority.

         The Committee may designate selected Committee members or employees of First National Corporation to assist the Committee in the administration of the Plan and may grant authority to such persons to execute documents, including options, on behalf of the Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

         Decisions and determinations of the Committee on all matters relating to the Plan shall be in its sole discretion and shall be conclusive. No member of the Committee, nor any person authorized to act on behalf of the Committee, shall be liable for any action taken or decision made in good faith relating to the Plan or any award thereunder.

         4. Grant of Option to Employees.

         (a) Employees to Whom Options May Be Granted. The Committee may grant an incentive stock option to any employee of First National or any of its subsidiaries ("Employee"). In determining which Employees will be granted an option, the Committee shall consider the duties of the Employees, their present and potential contributions to the success of First National, and such other factors as the Committee deems relevant in connection with accomplishing the purposes of the Plan.

         (b) Number of Shares. The Committee may grant to an Employee an option to purchase such number of shares as the Committee may choose, except that no Employee shall be granted, in any single calendar year, options to acquire more than 20,000 shares.

         (c) Exercise Price. The Committee will specify the exercise price with respect to each option granted hereunder, but with respect to each option the exercise price must be at least 100% of the fair market value of the shares covered by the option at the time the option is granted.

         (d) Term of Options. The Committee will specify the expiration date of each option granted hereunder; provided, however, that no option granted hereunder may be exercised after the expiration of ten years from the date on which such option was granted.

         (e) Type of Options. Options granted under this Section 4 may be either "Incentive Stock Options" or non-qualified stock options. An "Incentive Stock Option" is an option that is intended to qualify for tax treatment as an "incentive stock option" as described in section 422(b) of the Internal Revenue Code.

         5. Options for Independent Directors. The grant of options under this
Section 5 shall be limited to those directors of First National or any subsidiary of First National who, on the date of grant, are not employees of First National or any subsidiary (such directors are referred to herein as "Eligible Directors").

         On December 30 of each odd-numbered calendar year beginning with 1999 and ending with 2005 (or, if December 30 is not a business day, the immediately preceding business day (the "Grant Date")), each Eligible Director shall automatically receive options to acquire the number of shares of common stock specified below at an exercise price equal to the closing sales prices of the common stock on such date, as follows:

         (a) Eligible Directors of First National:      500 shares


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         (b) Eligible Directors of First National who are members of the following committees of the First National Board of Directors:

                     Executive Committee:               250 shares
                     Audit Committee:                   100 shares
                     Compensation Committee:            100 shares

         (c) Eligible Directors of the following subsidiaries of First National who are not also directors of First National:

                     First National Bank:               500 shares
                     NBYC:                              300 shares
                     FCNB:                              300 shares

         (d) Eligible Directors of New South:           200 shares

         Each such option shall be exercisable immediately and at any time and from time to time thereafter (subject to Section 6 hereof) until and including the date which is the business day immediately preceding the tenth anniversary of the Grant Date. Notice of each such option granted on a Grant Date shall be given to each Eligible Director within a reasonable time after the Grant Date.

         6. Exercise. Subject to the provisions of this Plan, an option granted under Section 4 hereof shall be exercisable at such time or times after the date of grant thereof, according to such schedule and upon such conditions as may be determined by the Committee at the time of grant, and an option granted under
Section 5 hereof shall be exercisable in accordance with the provisions of
Section 5 hereof. An option granted hereunder may be exercised as to part or all of the shares covered thereby at any time before the expiration date of such option.

         During the participant's lifetime, only the participant may exercise an option granted to him. If a participant dies prior to the expiration date of an option granted to him, without having exercised his option as to all of the shares covered thereby, the option may be exercised, to the extent of the shares with respect to which the option could have been exercised on the date of the participant's death, by the estate or a person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of the Employee.

         7. Payment of Exercise Price. The exercise price will be payable upon exercise of the option to purchase shares. Payment of the exercise price shall be made in cash or, to the extent permitted by the Committee and as set forth in the Memorandum of Option, with shares of First National common stock, valued at the fair market value on the date of exercise.

         8. Transferability. No option granted hereunder may be transferred by the participant except by will or by the laws of descent and distribution, upon the death of the participant.

         9. Memorandum of Option.

         (a) General. The Committee will deliver to each participant to whom an option is granted a Memorandum of Option, stating the terms of the option.

         (b) Incentive Stock Option Rules. It is intended that options granted under Section 4 of this Plan may qualify for treatment for federal income tax as "incentive stock options," as that term is defined by Section 422 of the Internal Revenue Code, provided that the Employee follows certain rules concerning the exercise of the options. In the Memorandum of Option referred to in this paragraph the Committee will set forth the rules that the Employee must observe if his option is to qualify as an incentive stock option.

         10. Capital Adjustments. The number of shares of common stock covered by each outstanding option granted under the Plan, and the option price thereof, will be subject to an appropriate and equitable adjustment, as determined by the Committee, to reflect any stock dividend, stock split or share combination, and will be subject to such


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adjustment as the Committee may deem appropriate to reflect any exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation or the like, of or by First National.

         11. Amendment or Discontinuance. The Plan may be amended, altered or discontinued by the Board of Directors of First National. No termination or amendment of the Plan shall materially and adversely affect any rights or obligations of the holder of an option theretofore granted under the Plan without his consent.

         12. Effect of the Plan. Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any person any right to be granted an option to purchase common stock of First National or any other rights hereunder except as may be expressly granted by the Committee (or granted pursuant to Section 5) and evidenced by a Memorandum of Option described in Section 9. Notwithstanding any other provision of the Plan, First National shall have no liability to deliver any shares under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity. To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

         13. Effectiveness of the Plan; Duration. The Plan shall be subject to approval by the vote of the holders of a majority of the shares of stock of First National entitled to vote at the 1999 annual meeting of shareholders. The Plan shall be effective at once upon such approval. No option may be granted prior to the approval of the Plan by shareholders. No options may be granted under this Plan after May 31, 2009.



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